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                                                                 EXHIBIT 10.2(f)



                   INTERNATIONAL REMOTE IMAGING SYSTEMS, INC.
                          Employee Stock Purchase Plan

                  (As amended and restated on October 31, 1999)


        1. Participants. All employees and directors of International Remote Imaging Systems, Inc. (the "COMPANY") may participate in the Employee Stock Purchase Plan (the "PLAN").

        2. Method of Purchase. To purchase shares under the Plan, a participant must complete, sign and deliver a Direct Purchase Authorization form for each transaction, along with payment in full in cash for the dollar amount to be purchased, to the Controller of the Company. The participant must specify a date of purchase in the form, and the form and payment must be delivered to the Controller at least 3 business days prior to the desired date of purchase. Without prior approval from the Compensation Committee of the Board of Directors, no person may invest more than 15% of his or her annual cash compensation from the Company. Annual cash compensation consists of (i) an employee's base salary plus cash bonuses and commissions or (ii) a director's annual retainer plus any additional cash director fees for service beyond normal, routine board services. With respect to any particular date, the calculation of the 15% investment limit will be based on the individual's then annual base salary rate or annual retainer rate for that calendar year, plus any bonuses, commissions and additional director fees actually paid through the date of calculation in that calendar year. Accrued vacation and Company contributions to any retirement plan will not be included in the calculation.

        3. Price per Share. Participants may purchase common stock at a price per share equal to 50% of the greater of (i) the average closing price of the common stock on the American Stock Exchange for the 10 consecutive trading days ending on date of purchase or (ii) the closing price of the common stock on the American Stock Exchange on the date of purchase. The minimum transaction size is $1,000. Fractional shares will not be issued, and any funds remaining after purchasing an even number of shares will be refunded.

        4. Restriction on Transfer; Option to Repurchase. The shares purchased under this Plan must be held and may not be transferred for two (2) years following the date of purchase except following the death of the participant or a Change in Control of the Company (as defined below). During the two-year holding period, the Company will have the option to repurchase the shares if the participant resigns or is terminated. If the participant resigns or is terminated for cause, the purchase price will be the amount originally paid by the participant for the shares to be repurchased. If the participant is terminated without cause, the purchase price will be the average closing price of the common stock on the American Stock Exchange for the 10 consecutive trading days ending on the date of termination or resignation (but not less than the amount originally paid by the participant). Certificates shall bear a legend relating to the restriction on transfer and the Company's repurchase option.

        5. Administration; Termination; Amendment. Any questions relating to the administration of this Plan will be determined in good faith by the Compensation Committee. This Plan may be terminated or amended at any time by the Board of Directors or its Compensation Committee without prior notice to the participants.

        6. Tax Effect; Withholding Obligations. This Plan is not qualified under
Section 401(a)



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(Qualified Pension, Profit-Sharing, and Stock Bonus Plans) or Section 423
(Employee Stock Purchase Plans) of the Internal Revenue Code of 1986. Accordingly, under current federal tax law, participants must pay taxes on the discounted purchase of common stock under the Plan for the tax year in which the 2-year restriction period described in paragraph 4 lapses. Upon the lapse of this restriction, the Company will (i) request an immediate lump sum payment to satisfy its legally mandated withholding obligation or (ii) deduct the amount due from the participant's payroll checks or other cash compensation. The Company may hold any shares of common stock purchased under this Plan until the participant has satisfied the withholding obligation.

        7. Change in Control. A "Change in Control" means any of the following events: (i) the dissolution or liquidation of the Company, (ii) a sale of substantially all the assets of the Company, (iii) a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the outstanding common stock of the Company is converted to cash, securities of another corporation or other property (unless the principal purpose of such transaction is to change the State of incorporation of the Company or the shareholders of the Company receive in excess of 60% of the voting stock of such other corporation) or (iv) the acquisition of the beneficial ownership of more than 35% of the outstanding common stock of the Company by any person or group (as defined under the Securities Exchange Act of 1934, as amended).


                                  CERTIFICATION

        The undersigned certifies that (i) he is the duly elected, qualified and acting Vice President, Finance and Administration, Chief Financial Officer and Secretary of International Remote Imaging Systems, Inc., a Delaware corporation, and (ii) the foregoing is a true and correct copy of the Employee Stock Purchase Plan as amended and restated by the Board of Directors at a meeting held on October 31, 1999.



Dated:  January ___, 2000            ___________________________________________
                                     Martin S. McDermut
                                     Vice President, Finance and Administration,
                                     Chief  Financial  Officer and Secretary



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